Exhibit 99.1

Bsquare Reports Second Quarter 2009 Results

78% Increase in Proprietary Software Revenue and Net Income of $348,000, or $0.03 Per Share

BELLEVUE, WA, August 6, 2009 – BSQUARE Corporation (Nasdaq: BSQR) today announced financial results for the second quarter and the six months ended June 30, 2009. Total revenue for the quarter was $16.1 million, up 5% from $15.4 million in the prior year due to a $2.5 million increase in engineering services revenue. Total revenue for the first half of 2009 was $32.8 million, up 1% from $32.5 million in 2008.

The Company reported net income for the quarter of $348,000, or $0.03 per diluted share, an increase of 36% from the prior year in which the Company reported net income of $255,000, or $0.02 per diluted share. For the first half of 2009, the Company reported net income of $258,000, or $0.03 per diluted share, compared to net income of $1.2 million, or $0.11 per diluted share, in 2008. The Company’s acquisition of TestQuest negatively affected the bottom-line for the quarter in the amount of $51,000, or $0.01 per share, and $527,000, or $0.05 per share, for the first half of 2009 (no effect in prior year).

The Company’s EBITDAS (earnings before interest, taxes, depreciation, amortization and stock compensation expense) was $833,000 for the quarter, its 11th consecutive positive quarter, compared to $660,000 in the prior year. The TestQuest acquisition was accretive on an EBITDAS basis for the quarter.

Brian Crowley, Bsquare’s chief executive officer, commented on the second quarter’s results, “Sales of TestQuest products were up 168% sequentially, slightly outperforming our expectations, resulting in a $1.2 million quarter in proprietary software revenue. I’m also happy to report that we closed our Windows Mobile agreement with Texas Instruments after quarter-end. The combination of our TestQuest products, the Texas Instruments initiatives, several significant royalty-bearing design wins and other product initiatives bode well for future proprietary software results.”

Key Results, Achievements and Events

Recently, the Company:

•

Announced its collaboration with The Coca-Cola Company in developing the Coca-Cola Freestyle™, a proprietary, software-driven fountain dispenser. Over the past two years, Bsquare has provided engineering services and products to develop the dispenser and anticipates playing a role in future development;

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©2009 BSQUARE Corporation. All rights reserved. BSQUARE is a registered trademark of BSQUARE Corporation. All other names, product names and trade names are trademarks or registered trademarks of their respective holders.

•

Announced its new training course for the Microsoft Auto Platform, “Building Solutions with Microsoft Auto Platform,” a five-day course for auto manufacturers, OEMs and infotainment suppliers. The training focuses on the fundamentals of developing on the Microsoft Auto Platform, which is based on the Windows Embedded CE 6.0 operating system. Bsquare is a designated training partner for the Microsoft Auto Platform;

•

Renewed its OEM distribution agreement with Microsoft Corporation under which Bsquare sells Microsoft’s complete line of software products for embedded systems to OEMs in North America. The new agreement runs from July 1, 2009 to December 31, 2009, at which time Microsoft anticipates introducing updated agreements for its distributors;

•

Developed an Adobe® Flash® Platform technology browser plug-in for ARM-based devices running Google’s Android 1.5 “Cupcake” platform, which will enable OEMs to provide a richer Web browsing and media experience on smartphones and netbooks. Bsquare has previously optimized ports on other embedded operating systems, but this is the first port available to OEMs that has been optimized for the Android platform; and

•

Announced its 3G Dev Kit for the Texas Instruments OMAP35xx evaluation module and Microsoft Windows® CE 6 operating system with support for UMTS/EDGE/GPRS/GSM embedded radios. With Bsquare’s off-the-shelf solution, OEMs can immediately start developing data-based applications residing on devices such as digital signage, vending machines, point-of-service devices and data collection terminals with web browsing and seamless access to email, office or Internet.

Revenue Results

Sales of third-party software were $6.6 million for the quarter compared to $9.0 million in the prior year, representing a decrease of 27%. Third-party software sales were $14.0 million for the first half of 2009 compared to $19.1 million in 2008. A decrease in Microsoft license sales drove both decreases which resulted from a drop in customer order volumes attributable to the economic slowdown, and the effect of a one-time $1.3 million order that benefited the first quarter of 2008.

Proprietary software revenue was $1.2 million for the quarter compared to $676,000 in the prior year, representing an increase of 78%. TestQuest product revenue of $741,000, compared to none in the prior year, primarily drove the increase, partially offset by a $254,000 decline in service contract royalties. Proprietary software revenue was $2.1 million for the first half of 2009 compared to $1.5 million in 2008.

Commenting on software sales for the quarter, Mr. Crowley said, “Our third-party software sales were down again sequentially as we expected. This continues to be the area of our business most affected by current economic conditions. We still expect that third-party software sales will begin to rebound later this year or in early 2010. On the other hand, I was very happy with the sequential increase in proprietary software revenue, especially our TestQuest product revenue. We believe that device software testing is

110 110th Ave. N.E., Suite 200, Bellevue, WA 98004  |  TOLL-FREE: 1.888.820.4500  |  MAIN: 425.519.5900  |  FAX: 425.519.5999  |  www.bsquare.com

©2009 BSQUARE Corporation. All rights reserved. BSQUARE is a registered trademark of BSQUARE Corporation. All other names, product names and trade names are trademarks or registered trademarks of their respective holders.

a growing need for our customers as devices become more connected and more complicated, and that TestQuest products will play a key role in filling that need. As we expected, TestQuest was accretive on an EBITDAS basis for the quarter, and we still believe TestQuest will be EBITDAS accretive for the full year.”

Service revenue was $8.3 million for the quarter, up 46% compared to $5.7 million in the prior year driven by strong growth in North America and a project with the Ford Motor Company, partially offset by a decline in Asia Pacific (APAC) service revenue. The Ford project accounted for $5.2 million in service revenue in the quarter, compared to $219,000 in the prior year. APAC service revenue declined $446,000, or 94%, year-over-year due largely to poor economic conditions. Billable hours increased 56% this quarter driven by higher activity levels in North America, whereas the effective bill rate declined 10% due to the Ford project. During the quarter, Bsquare and Ford agreed to modify the project fee structure from straight time-and-materials to time-and-materials with a fee cap, and to cap the total fees for the remainder of the project, exclusive of non-BSQUARE related overruns and scope changes, at a lower amount than would have been realized under the previous structure. This fee structure modification negatively affected service revenue this quarter by $721,000 compared to what would have been recognized under the previous structure, and also negatively affected the resulting effective bill rate. Service revenue increased 42% to $16.7 million for the first half of 2009 compared to $11.8 million in 2008.

“Despite the unexpected impact of the Ford fee structure modification, service revenue was off only 1% sequentially, essentially in-line with expectations provided on last quarter’s call,” continued Mr. Crowley. “We have learned much in our first large-scale initiative with Ford, which has strengthened our team and our processes. We believe that Bsquare will benefit from the trend toward smarter automobiles that increasingly rely on embedded technology and we are continuing our active pursuit of additional automotive service opportunities. Overall, we are focused on growing our book of service business outside of Ford, which is challenging given current economic conditions. Our Asia-Pacific service revenue has been especially hard hit in the current downturn. However, late in the quarter we closed new APAC service business which should drive sequential improvement in APAC service revenue in the third quarter.”

Gross Profit and Gross Margin Results

Overall gross profit was $4.4 million for the quarter, or 27% of total revenue, as compared to $3.7 million, or 24% of revenue, in the prior year, with the increase driven by increases in both service and proprietary software gross profit, partially offset by lower third-party software gross profit. Third-party software

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©2009 BSQUARE Corporation. All rights reserved. BSQUARE is a registered trademark of BSQUARE Corporation. All other names, product names and trade names are trademarks or registered trademarks of their respective holders.

margin was 16% for the quarter compared to 15% in the prior year. Proprietary software gross margin was 88% this quarter, down from 90% in the prior year due to amortization of intangible assets associated with the TestQuest acquisition. Service gross margin was 28% for the quarter, compared to 31% in the prior year. The decrease was driven by the year-over-year bill rate decline, which had the effect of reducing service margin by six percentage points. Overall gross profit was $8.8 million, or 27% of total revenue, for the first half of 2009 compared to $8.4 million, or 25% of total revenue, in 2008.

Operating Expenses

Total operating expenses were $4.0 million for the quarter compared to $3.5 million in the prior year. The TestQuest acquisition increased operating expenses by $671,000, compared to no related expense in the prior year, and drove the year-over-year increase. Total operating expenses were $8.7 million for the first half of 2009 as compared to $7.2 million in 2008. Scott Mahan, Bsquare’s chief financial officer, commented on operating expense trends, “The TestQuest acquisition and other new product initiatives have certainly increased our operating expense run rate as compared to the prior year. However, actions we took in Q1, including targeted headcount reductions and other steps, have generally had the desired effect of reducing our run rate in the range we targeted earlier in the year of $300,000 to $400,000 per quarter. In fact, operating expenses were down sequentially this quarter by $655,000 due to lower payroll and related expenses, primarily R&D-related, and lower professional fees.”

Cash Flows

The Company’s cash, cash equivalents and investments, both short and long-term, decreased by $3.0 million to $11.8 million at June 30, 2009, as compared to $14.8 million at March 31, 2009 ($900,000 of the June 30 and March 31 balances were restricted). The decrease was driven by a $4.2 million increase in accounts receivable, as compared to March 31, 2009, related to payment delays with Ford. As of June 30, 2009, the Company had $7.7 million in accounts receivable outstanding from Ford, $4.1 million of which was past due. Subsequent to quarter-end, Ford became largely current on its accounts receivable.

Conference Call

Management will host a conference call today, August 6, 2009, at 5 p.m. Eastern Time (2 p.m. Pacific Time). To access the call, please dial 877-941-7133, or 480-629-9786 for international callers, and reference “Bsquare Corporation Second Quarter 2009 Earnings Conference Call.” A replay will be available for one week following the call by dialing 800-406-7325 or 303-590-3030 for international callers; reference pin number 4118183. A live and replay webcast of the call will be available at www.bsquare.com in the investor relations section.

110 110th Ave. N.E., Suite 200, Bellevue, WA 98004  |  TOLL-FREE: 1.888.820.4500  |  MAIN: 425.519.5900  |  FAX: 425.519.5999  |  www.bsquare.com

©2009 BSQUARE Corporation. All rights reserved. BSQUARE is a registered trademark of BSQUARE Corporation. All other names, product names and trade names are trademarks or registered trademarks of their respective holders.

About Bsquare

Bsquare is an industry leader with a proven track record in providing production-ready software products and engineering services to the smart device market. For more information, visit www.bsquare.com.

BSQUARE is a registered trademark of BSQUARE Corporation. All other product and company names herein may be trademarks of their respective owners.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements relating to our projected financial results, future and potential customer and partner projects, the expected impact of the TestQuest acquisition, and proprietary products strategy. All of the statements contained herein that do not relate to matters of historical fact should be considered forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from such statements. There can be no assurance that forward-looking statements will be achieved. Important factors that could cause actual results to differ materially from those indicated in forward-looking statements include: whether we are able to maintain our existing favorable relationships with Microsoft Corporation and Ford Motor Company; risks, uncertainties and changes in financial condition; intellectual property risks; and risks associated with our international operations. Therefore, all forward-looking statements should be considered in light of various important factors including, but not limited to, the risks and uncertainties listed above. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made. Please also refer to the Company’s most recent Quarterly Report on Form 10-Q, Annual Report on Form 10-K and other filings with the SEC for other important risk factors that could cause actual results to differ materially from those indicated in any forward-looking statements.

# # #

Contact:

Brett Maas

Hayden IR

(646) 536-7331

brett@haydenir.com

Scott Mahan, CFO

Bsquare Corporation

(425) 519-5900

investorrelations@bsquare.com

110 110th Ave. N.E., Suite 200, Bellevue, WA 98004  |  TOLL-FREE: 1.888.820.4500  |  MAIN: 425.519.5900  |  FAX: 425.519.5999  |  www.bsquare.com

©2009 BSQUARE Corporation. All rights reserved. BSQUARE is a registered trademark of BSQUARE Corporation. All other names, product names and trade names are trademarks or registered trademarks of their respective holders.

BSQUARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	June 30, 2009	December 31, 2008
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$6,210	$7,703
Accounts receivable, net of allowance for doubtful accounts of $198 at September 30, 2008 and $199 at December 31, 2007	14,285	10,726
Prepaid expenses and other current assets	562	703

Total current assets	21,057	19,132
Long-term investments	4,692	4,679
Equipment, furniture and leasehold improvements, net	854	981
Intangible assets, net	1,761	1,975
Restricted cash	900	900
Other non-current assets	91	91

Total assets	$29,355	$27,758

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,184	$2,925
Other accrued expenses	3,942	3,057
Accrued compensation	1,795	1,636
Accrued legal fees	534	534
Deferred revenue	716	355

Total current liabilities	9,171	8,507

Deferred rent	323	309

Shareholders’ equity:
Preferred stock, no par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value: 37,500,000 shares authorized; 10,051,800 shares issued and outstanding at September 30, 2008 and 9,967,618 shares issued and outstanding at December 31, 2007	123,105	122,660
Accumulated other comprehensive loss	(832)	(1,048)
Accumulated deficit	(102,412)	(102,670)

Total shareholders’ equity	19,861	18,942

Total liabilities and shareholders’ equity	$29,355	$27,758

110 110th Ave. N.E., Suite 200, Bellevue, WA 98004  |  TOLL-FREE: 1.888.820.4500  |  MAIN: 425.519.5900  |  FAX: 425.519.5999  |  www.bsquare.com

©2009 BSQUARE Corporation. All rights reserved. BSQUARE is a registered trademark of BSQUARE Corporation. All other names, product names and trade names are trademarks or registered trademarks of their respective holders.

BSQUARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008 (2)	2009	2008 (2)
Revenue:
Software	$7,825	$9,680	$16,123	$20,676
Service	8,289	5,746	16,668	11,808

Total revenue	16,114	15,426	32,791	32,484

Cost of revenue:
Software	5,730	7,730	12,037	16,236
Service (1)	5,979	3,975	11,917	7,986

Total cost of revenue	11,709	11,705	23,954	24,222

Gross profit	4,405	3,721	8,837	8,262
Operating expenses:
Selling, general and administrative (1)	3,100	2,983	6,395	5,992
Research and development (1)	921	561	2,302	1,205

Total operating expenses	4,021	3,544	8,697	7,197

Income from operations	384	177	140	1,065
Interest and other income (expense), net	(10)	88	104	248

Income before income taxes	374	265	244	1,313
Income tax benefit (expense)	(26)	(10)	14	(127)

Net income	$348	$255	$258	$1,186

Basic income per share	$0.03	$0.03	$0.03	$0.12

Diluted income per share	$0.03	$0.02	$0.03	$0.11

Shares used in calculation of income per share:
Basic	10,110	10,011	10,098	9,994

Diluted	10,191	10,253	10,214	10,284

(1) Includes the following amounts related to non-cash stock-based compensation expense:
Cost of revenue - service	$68	$102	$142	$227
Selling, general and administrative	128	227	282	467
Research and development	14	26	13	45

Total stock-based compensation expense	$210	$355	$437	$739

(2)	Restated. See Item 1 of Part I, “Financial Statements – Note 8 – Restatement of Financial Information (Unaudited) of our June 30, 2009 Quarterly Report on Form 10-Q, for related discussion.

110 110th Ave. N.E., Suite 200, Bellevue, WA 98004  |  TOLL-FREE: 1.888.820.4500  |  MAIN: 425.519.5900  |  FAX: 425.519.5999  |  www.bsquare.com

©2009 BSQUARE Corporation. All rights reserved. BSQUARE is a registered trademark of BSQUARE Corporation. All other names, product names and trade names are trademarks or registered trademarks of their respective holders.

BSQUARE CORPORATION

NON-GAAP INFORMATION AND RECONCILIATION TO COMPARABLE GAAP FINANCIAL MEASURES

(In thousands) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008 (2)	2009	2008 (2)
EBITDAS:
Net income as reported	$348	$255	$258	$1,186
Income tax (benefit) expense	26	10	(14)	127
Interest and other (income) expense, net	10	(88)	(104)	(248)
Depreciation and amortization	239	128	483	265
Stock-based compensation expense	210	355	437	739

EBITDAS (1)	$833	$660	$1,060	$2,069

(1)	EBITDAS is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. EBITDAS is defined as net income (loss) before income taxes, interest income, depreciation and amortization, and stock-based compensation. EBITDAS should not be construed as a substitute for net income (loss) or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as EBITDAS is not defined by GAAP. However, the Company regards EBITDAS as a complement to net income and other GAAP financial performance measures, including an indirect measure of operating cash flow.
(2)	Restated. See Item 1 of Part I, “Financial Statements – Note 8 – Restatement of Financial Information (Unaudited) of our June 30, 2009 Quarterly Report on Form 10-Q, for related discussion.

110 110th Ave. N.E., Suite 200, Bellevue, WA 98004  |  TOLL-FREE: 1.888.820.4500  |  MAIN: 425.519.5900  |  FAX: 425.519.5999  |  www.bsquare.com

©2009 BSQUARE Corporation. All rights reserved. BSQUARE is a registered trademark of BSQUARE Corporation. All other names, product names and trade names are trademarks or registered trademarks of their respective holders.